UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2009
Woodward Governor Company
(Exact name of registrant as specified in its charter)

Delaware	0-8408	36-1984010

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1000 E Drake Road, Fort Collins,
Colorado	80525

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 482-5811
Not applicable
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Consistent with the Company’s expectations and as discussed in its most recently filed Proxy Statement, Woodward Governor Company (the “Company”) entered into executive change-in-control severance agreements (each, a “Change in Control Agreement”) on December 17, 2009 with the Company’s current corporate officers, including its principal executive officer, principal financial officer and other named executive officers (each, an “Executive”). The Change in Control Agreements for the Company’s principal executive officer and principal financial officer supersede the transitional compensation agreements previously entered into between these officers and the Company, and are intended to bring the change in control arrangements in alignment with current market practice.
Based upon extensive discussions and with guidance from its independent compensation consultant, Hewitt Associates, the Company believes the Change in Control Agreements are appropriate for all of its Executives to enable them, in the event of any potential change in control, to remain focused on running the business, and to protect the value of the Company by retaining key talent. The Company further believes that Change in Control Agreements are necessary to help ensure actions and behaviors that are aligned with and in the best interests of a company’s stockholders in the event of a change of control and to facilitate a smooth transition.
The Change in Control Agreements have an initial term of two years and automatically renew unless terminated by either party. Under the terms of the Change in Control Agreements, if a change in control of the Company occurs, and following the change in control but prior to the second anniversary of the occurrence of the change in control, either the Company terminates the Executive without cause (as defined in the Change in Control Agreements) or the Executive terminates his employment for good reason (as defined in the Change in Control Agreements), the Executive will be entitled to the severance and other benefits as summarized below:
•	A lump-sum amount equal to the Executive’s unpaid base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the termination date.

•	A lump-sum amount equal to the higher of (a) the Executive’s annual bonus award earned as of the termination date, based on annualized actual year-to-date performance under the annual bonus plan then in effect or (b) the Executive’s annual target bonus established under such plan for such year, prorated based on the number of completed days in the annual bonus plan year as of the termination date.

•	A lump-sum payment equal to (i) the higher of (A) the Executive’s base salary in effect upon termination, or (B) the Executive’s base salary in effect immediately prior to the change in control, plus (ii) the higher of (A) the Executive’s annual target bonus established under the annual bonus plan then in effect, or (B) the Executive’s annual target bonus for the most recent bonus plan year ended prior to the change in control. For the Company’s principal financial officer, the payment described in the preceding sentence would be multiplied by a factor of two.

•	In consideration of the restrictive covenants, including noncompete provisions, of the Change in Control Agreements, a lump-sum payment equal to: (i) the higher of (A) the

Executive’s base salary in effect upon termination, or (B) the Executive’s base salary in effect immediately prior to the change in control, plus (ii) the higher of (A) the Executive’s annual target bonus established under the annual bonus plan then in effect, or (B) the Executive’s annual target bonus for the most recent bonus plan year ended prior to the change in control.
•	Vesting and cash-out on a prorated basis of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation.

•	A lump-sum payment equal to the total contributions (other than pre-tax salary deferral contributions by the Executive) that the Company and its affiliates would have made on behalf of the Executive to its tax-qualified, defined contribution retirement plan(s) over the two year period following termination, whether or not the Executive was vested therein.

•	For the Company’s principal executive officer and principal financial officer, continuation of certain health and welfare benefits for a period of two years at the Company’s expense and on terms at least as favorable to the Executive as those which would have been provided had the Executive continued employment for that time as an executive of the Company. For the Company’s named executive officers, a lump-sum payment equal to the cost (in excess of applicable contributions that the Executive would be required to make as an active employee) to the Company and its affiliates of continuing for a two-year period (or if shorter, to the date which the Executive becomes eligible to receive Medicare benefits) the health and welfare benefit coverages under which the Executive was covered immediately prior to the Executive’s termination.
The form of the Change in Control Agreement entered into with the Company’s principal executive officer and principal financial officer is attached as Exhibit 10.1 hereto and incorporated herein by reference. The form of the Change in Control Agreement entered into with each of the Company’s other named executive officers is attached as Exhibit 10.2 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Form of Change in Control Agreement for the Company’s principal executive officer and principal financial officer

10.2	Form of Change in Control Agreement for the Company’s named executive officers other than the Company’s principal executive officer and principal financial officer

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WOODWARD GOVERNOR COMPANY
Date: December 18, 2009	By:	/s/ A. Christopher Fawzy
		Name:	A. Christopher Fawzy
		Title:	Corporate Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary